Moving iMage Technologies Announces Fourth Quarter and Full Year Fiscal 2024 Results

Fountain Valley, CA – September 27, 2024: Moving iMage Technologies, Inc. (NYSE AMERICAN: MITQ), (“MiT”), a leading technology and services company for cinema, Esports, stadiums, arenas and other out-of-home entertainment venues, today announced results for its fourth quarter and fiscal year ended June 30, 2024.

Phil Rafnson, chairman and chief executive officer of MiT commented, “The fourth quarter marked the close to a challenging fiscal year, one in which we successfully managed through the industry disruptions caused by the actors and writers strikes that began during our second fiscal quarter. While the strong momentum and results from our first fiscal quarter did not continue throughout the remainder of the year, we made significant progress behind the scenes on our newer initiatives that we believe will drive much improved results in the years to come. These initiatives included the completed testing of LEA Professional’s smart power amplifiers at a top 10 circuit, with ongoing testing at several other top circuits while progressing towards commercialization of our emerging products, including MiTranslator and E-Caddy.

“We also put our money where our mouth is. We repurchased over 758,000 shares during the year, demonstrating our belief that our stock is significantly undervalued at current levels and our confidence in a post-strike industry recovery and our emerging products creating value over the next several years.”

Fiscal 2025 Commentary

“We are incredibly excited about the bright future ahead for cinema and the broader entertainment industry, with MiT at the forefront of innovation. The industry has regained significant momentum, driven by the return of blockbuster films and a growing demand for premium, immersive cinema experiences. This resurgence marks just the beginning of a larger transformation in how audiences engage with theaters, and MiT is perfectly positioned to lead this shift with our advanced technologies.

“Theaters are investing heavily in next-generation projection, audio systems, and enhanced amenities, with major chains committing over $2.2 billion to upgrades over the next three years. This wave of investment presents tremendous growth opportunities for MiT, as our offerings are central to the premiumization trend, reshaping the moviegoing experience.

“Moreover, the cinema industry is entering a critical upgrade cycle as projectors and servers reach end-of-life. For example, one medium-sized customer alone needs to upgrade over 200 projectors, which could potentially generate $15-25 million in sales for MiT over the next four years. We believe that more than 10,000 projectors will need upgrading during this time frame at a cost of $30,000 to $130,000 per projector, so this cycle is likely still in the first inning.

“Strategic moves in the industry—such as Sony Pictures' acquisition of Alamo Drafthouse—validate the strong outlook for theatrical releases, while the expansion of cinemas into live events, gaming, and corporate rentals creates further demand for our versatile, high-performance equipment.

“MiT’s innovative solutions, like our soon-to-be commercialized high-margin recurring revenue MiTranslator and E-Caddy offerings, uniquely position us to meet the evolving needs of this dynamic landscape. As the industry transforms, we’re not just poised to grow alongside it—we’re helping drive that growth. We remain committed to delivering long-term value for our investors by enhancing the moviegoing experience and expanding our market leadership,” concluded Rafnson.

Fourth Quarter Highlights (Fiscal 2024 versus Fiscal 2023)

●	Revenue increased 10.0% to $6.3 million compared to $5.8 million;
●	Gross Profit increased 2.3% to $1.4 million compared to $1.4 million; Gross Margin was 22.5%;
●	GAAP Operating Loss of ($0.5) million compared to ($1.4) million;
●	GAAP Net Loss and Loss per Share (EPS) of ($0.4) million and ($0.04) compared to ($1.3) million and $(0.12), respectively;
●	Non-GAAP Net Loss and Loss per Share (EPS) of ($0.4) million and ($0.04) compared to ($0.2) million and $(0.02), respectively;
●	As of June 30, 2024, the Company held cash of $5.3 million.

Full Year Highlights (Fiscal 2024 versus Fiscal 2023)

●	Revenue decreased 0.3% to $20.1 million compared to $20.2 million;
●	Gross Profit decreased 11.8% to $4.7 million compared to $5.3 million; Gross Margin was 23.3%;
●	GAAP Operating Loss of ($1.6) million compared to ($2.0) million;
●	GAAP Net Loss and Loss per Share (EPS) of ($1.4) million and ($0.13) compared to ($1.8) million and $(0.16), respectively;
●	Non-GAAP Net Loss and Loss per Share (EPS) of ($1.4) million and ($0.13) compared to ($0.7) million and $(0.07), respectively;
●	Repurchased 758,000 shares of common stock.

Select Financial Metrics: FY24 versus FY23*
in millions, except for Income (loss) per Share and percentages	4Q24	4Q23	Change	FY24	FY23	Change
Total Revenue	$6.3	$5.8	10.0%	$20.1	$20.2	-0.3%
Gross Profit	$1.4	$1.4	2.3%	$4.7	$5.3	-11.8%
Gross Margin	22.5%	24.2%		23.3%	26.3%
Operating Income (Loss)	($0.5)	($1.4)	66.1%	($1.6)	($2.0)	21.2%
Operating Margin	-7.3%	-23.5%		-7.7%	-9.8%
GAAP Net Income (Loss)	($0.4)	($1.3)	68.7%	($1.4)	($1.8)	23.7%
GAAP Earnings (Loss) per Share	($0.04)	($0.12)	67.2%	($0.13)	($0.16)	23.2%
Non-GAAP Net Income (Loss)	($0.4)	($0.2)	-82.2%	($1.4)	($0.7)	-96.4%
Non-GAAP Income (Loss) Per Share	($0.04)	($0.02)	-90.7%	($0.13)	($0.07)	-100.4%
nm = not measurable/meaningful; *may not add up due to rounding

Dial-in and Webcast Information

Date/Time: Thursday, September 27, 2024, 11:00 a.m. ET

Toll-Free: 1-877-407-4021
Toll/International: 1-201-689-8472

Call me™: Participants can use Guest dial-in #s above and be answered by an operator OR click the Call me™ Link for instant telephone access to the event. Call me™ link will be made active 15 minutes prior to scheduled start time.

Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1690918&tp_key=c12f77c83d

Telephone Replay
Telephone Replays will be made available after conference end time.

Replay Dial-In: 1-844-512-2921 or 1-412-317-6671
Replay Expiration: October 11, 2024 at 11:59 p.m. ET
Access ID: 13749143

About Moving iMage Technologies

Moving iMage Technologies (NYSE American: MITQ) is a leading provider of technology, products, and services for the Motion Picture Exhibition industry, with expanding ventures into live entertainment venues and Esports. We design and manufacture a wide range of proprietary products in-house, including developing potentially disruptive SaaS and subscription-based solutions. Committed to excellence and innovation, Moving iMage Technologies aims to revolutionize the out of home entertainment experience with cutting-edge technology and superior service. For more information, visit www.movingimagetech.com.

Forward-Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

Contact:

Brian Siegel, IRC, MBA

Vice President, Investor Relations and Strategic Communications for MiT

Senior Managing Director, Hayden IR

(346) 396-8696

Brian@haydenir.com

MOVING IMAGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except share and per share amounts)

(audited)

	June 30,
	2024	2023

Assets
Current Assets:
Cash	$5,278	$6,616
Accounts receivable, net	1,048	905
Inventories, net	3,117	4,419
Prepaid expenses and other	470	451
Total Current Assets	9,913	12,391
Long-Term Assets:
Right-of-use asset	144	415
Property and equipment, net	28	28
Intangibles, net	422	480
Other assets	16	16
Total Long-Term Assets	610	939
Total Assets	$10,523	$13,330

Liabilities And Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,261	$1,507
Accrued expenses	719	618
Customer deposits	1,651	3,169
Lease liability–current	151	280
Unearned warranty revenue	31	26
Total Current Liabilities	4,813	5,600

Long-Term Liabilities:
Lease liability–non-current	—	151
Total Long-Term Liabilities	—	151
Total Liabilities	4,813	5,751
Stockholders’ Equity
Common stock, $0.00001 par value, 100,000,000 shares authorized, 9,986,850 and 10,685,778 shares issued and outstanding at June 30, 2024 and June 30, 2023, respectively	—	—
Additional paid-in capital	11,965	12,462
Accumulated deficit	(6,255)	(4,883)
Total Stockholders’ Equity	5,710	7,579
Total Liabilities and Stockholders’ Equity	$10,523	$13,330

MOVING IMAGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except share and per share amounts)

(audited)

Year Ended June 30,	
	2024	2023
Net sales	$ 20,139	$ 20,207
Cost of goods sold	15,456	14,897
Gross profit	4,683	5,310
Operating expenses:		
Research and development	277	261
Selling and marketing	2,414	2,630
General and administrative	3,549	4,394
Total operating expenses	6,240	7,285
Operating loss	(1,557)	(1,975)
Other income (expense)		
Unrealized gain on marketable securities	—	38
Interest and other income, net	185	139
Total other income	185	177
Net income/(loss)	$ (1,372)	$ (1,798)
Weighted average shares outstanding: basic and diluted (Note 5)	10,482,857	10,922,710
Net profit/(loss) per common share basic and diluted	$ (0.13)	$ (0.16)

MOVING IMAGE TECHNOLOGIES, INC.
CONSOLIDATED
STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended June 30	
	2024	**2023**
Cash flows from operating activities:		
Net income/(loss)	$ (1,372)	$ (1,798)
Adjustments to reconcile net (loss) to net cash (used in) provided by operating activities:		
Provision for credit losses	251	389
Inventory reserve	522	149
Depreciation expense	12	9
Amortization expense	58	96
Impairment expense	—	550
ROU amortization	271	244
Stock option compensation expense	66	146
Realized gain on investments	—	(38)
Changes in operating assets and liabilities		
Accounts receivable	(394)	868
Inventories	780	(535)
Prepaid expenses and other	(19)	413
Accounts payable	754	(76)
Accrued expenses	68	83
Unearned warranty revenue	5	8
Customer deposits	(1,518)	11
Lease liabilities	(280)	(250)
Net cash provided by (used in) operating activities	(796)	269
Cash flows from investing activities		
Sales of marketable securities	—	12,395
Purchases of marketable securities	—	(7,669)
Purchases of property and equipment	(12)	(15)
Advances on note receivable	—	(400)
Net cash provided by (used in) investing activities	(12)	4,311
Cash flows from financing activities		
Share Buyback	(530)	(304)
Net cash (used in) financing activities	(530)	(304)
Net (decrease) increase in cash	(1,338)	4,276
Cash, beginning of the year	6,616	2,340
Cash, end of the year	$ 5,278	$ 6,616
Non-cash investing and financing activities:		
Share buyback and cancellation for officer	$ 33	$ —
Issuance of stock to employees	$ —	$ (153)
Right-of-use assets from ASC842 adoption	$ —	$ 681

Use of Non-GAAP Measures

The Company uses non-GAAP net income/loss and earnings/loss per share as a measure customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that eliminating one-time items and non-cash stock compensation expense is useful in evaluating our core operating results and comparing results to prior periods. However, non-GAAP metrics are not a measure of financial performance under GAAP in the United States of America and should not be considered an alternative to Net Income as an indicator of our operating performance.

RECONCILIATION OF NON-GAAP ITEMS

(in $millions except for per share numbers)

in millions, except for Income (loss) per Share	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	FY22	FY23	FY24
GAAP Net Income (Loss)	($0.1)	$0.0	($0.4)	($1.3)	$0.4	($0.8)	($0.6)	($0.4)	($1.3)	($1.8)	($1.4)

Other Income (expense)	$0.1	($0.2)	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.1	$0.0	$0.0
Impairments	$0.0	$0.0	$0.0	$0.6	$0.0	$0.0	$0.0	$0.0	$0.0	$0.6	$0.0
SNDBX Write-off	$0.0	$0.0	$0.0	$0.4	$0.0	$0.0	$0.0	$0.0	$0.0	$0.4	$0.0
Stock Compensation Expense	$0.0	$0.0	$0.0	$0.1	$0.0	$0.0	$0.0	$0.0	$0.4	$0.1	$0.0
PPP Adjustment	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	($0.7)	$0.0	$0.0

Non-GAAP Net Income (Loss)	$0.0	($0.1)	($0.4)	($0.2)	$0.4	($0.8)	($0.6)	($0.4)	($1.5)	($0.7)	($1.4)
Non-GAAP Diluted Income (Loss) per Share	$0.00	($0.01)	($0.04)	($0.02)	$0.04	($0.07)	($0.06)	($0.04)	($0.14)	($0.07)	($0.13)